Exhibit 10.25

LINEAGE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Lineage, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) shall be effective as of January 1, 2026 (the “Effective Date”).

Cash Compensation

Annual retainers will be paid in the following amounts to non-employee members of the Board of Directors of the Company (the “Board”) (other than individuals designated by Stonepeak or BentallGreenOak) (“Eligible Directors”). For the avoidance of doubt, “Eligible Directors” shall not include any executive director or Executive Chairman.

Eligible Director:	$120,000

Lead Independent Director:	$50,000

Chair of Audit Committee:	$30,000
Chair of Talent and Compensation Committee:	$25,000
Chair of Nominating and Corporate Governance Committee:	$20,000
Chair of Investment Committee:	$25,000
Chair of Other Committees (excluding the Equity Award Committee):	$25,000

Non-Chair Audit Committee Member:	$15,000
Non-Chair Talent and Compensation Committee Member:	$12,500
Non-Chair Nominating and Corporate Governance Committee Member:	$10,000
Non-Chair Investment Committee Member:	$10,000
Non-Chair Committee Member of Other Committees:	$10,000
(excluding the Equity Award Committee)

All annual retainers will be paid in cash quarterly in advance. In the event that an Eligible Director does not serve as a director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

Equity Compensation

Initial Award:

Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date shall automatically be granted on the effective date of such initial election or appointment an award of Restricted Stock Units with a value equal to $200,000 (each, an “Initial Award”), provided, that if such initial election or appointment does not occur at an annual meeting of the Company’s stockholders, the value of the Initial Award shall equal the product of (i) $200,000 multiplied by (ii) a fraction, the numerator of which equals the number of full calendar months from the effective date of such election or appointment through the first anniversary of the most recent annual meeting of the Company’s stockholders (or, if none, the first anniversary of the Effective Date) and the denominator of which equals twelve (12). Each Initial Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to the Eligible Director’s continued service through the applicable vesting date.

Annual Award:	Each Eligible Director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders and who is re-elected or otherwise continues as an Eligible Director at such annual meeting shall, on the date of such annual meeting, automatically be granted an award of Restricted Stock Units with a value of $200,000 (each, an “Annual Award” and, together with the Initial Awards, the “Awards”). Each Annual Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to the Eligible Director’s continued service through the applicable vesting date.

Business Expenses

The Company shall reimburse each member of the Board for reasonable business expenses (up to a maximum amount of $30,000 per year) incurred by such individual in connection with his or her services to the Company pursuant to the Company’s standard expense reimbursement policy as in effect from time to time.

Miscellaneous

For purposes of determining the number of shares of Common Stock subject to each Initial Award and each Annual Award, the dollar value of such grant shall be divided by the market closing price of a share of Common Stock on the date of such grant (or, in the event that the date of grant is not a trading day, then on the immediately preceding trading day), and shall be rounded up to the nearest whole share of Common Stock.

Awards granted under this Program shall be subject to the Company’s Amended and Restated 2024 Incentive Award Plan or any other applicable Company equity incentive plan under which the grant is made (such plan, as may be amended from time to time, the “Incentive Award Plan”) and, to the extent determined by the Company, the terms set forth in a written agreement in a form prescribed by the Board or a committee designated by the Board.

Notwithstanding anything to the contrary in this Program, all cash compensation payable and Awards that may be granted under this Program will be subject to any non-employee director compensation limits set forth in the Incentive Award Plan, as in effect from time to time.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective as of the Effective Date, and as of the Effective Date shall replace and supersede all previous director compensation programs of the Company. This Program may be amended, modified or terminated by the Board at any time and from time to time in its sole discretion.